Exhibit 99.01

For Release October 3, 2003
At 8:16 a.m. EDT

Eastman Updates Efforts To Improve CASPI Profitability, Comments on Work Force Reductions And Third-Quarter 2003 Earnings Expectations

KINGSPORT, Tenn., Oct. 3, 2003 - Eastman Chemical Company (NYSE:EMN) today said that work continues on implementing previously announced restructuring, divestiture and consolidation strategic alternatives to improve the profitability of certain businesses and product lines in the coatings, adhesives, specialty polymers and inks (CASPI) segment. "In addition to earnings improvement steps we are taking, we and our advisor, J.P. Morgan, have received numerous inquiries from interested parties regarding these businesses and product lines," said Brian Ferguson, chairman and CEO.

In addition to the work force reductions resulting from the CASPI actions, the company expects global work force reductions of approximately 600 employees through a combination of attrition over the next six to nine months and involuntary separations in the remainder of 2003. These actions are the result of the company’s annual budgeting process, with some of the separations having already taken place. Lower costs associated with the work force reductions, together with non-labor cost improvements, are expected to offset anticipated labor and benefits cost increases in 2004, including resumed vacation accrual.

Third-Quarter 2003 Earnings Expectations

Although third-quarter 2003 sales revenue is expected to improve by 5 percent compared with the year-ago period, the company continues to be challenged by a competitive pricing environment and raw material costs above historic levels. Overall, selling prices are expected to decline sequentially and sales volumes are expected to be slightly lower year-over-year. The company said it expects reported earnings per share for the third quarter 2003 excluding asset impairments and restructuring charges to be slightly below year-ago levels.

As previously reported, the company is currently conducting its review of goodwill and indefinite-lived intangibles for impairment. The company also continues to review its portfolio of products and businesses, particularly within Eastman Division, and there will be asset impairment charges associated with the completion of this review. Asset impairments and restructuring charges in the third quarter 2003 are expected to be in the range of $750 million before tax, nearly all of which will be non-cash charges.

"As we transition from the current business environment into next year, the combination of our cost reduction actions; restructuring, divestiture and consolidation efforts in the CASPI segment; encouraging growth initiatives and a stronger economy will position us for improved financial performance in the coming year," said Ferguson.

Eastman will announce third-quarter 2003 sales and earnings on Oct. 23, 2003, at approximately 5:30 p.m. EDT. The company will host a conference call with industry analysts on Oct. 24 at 8:00 a.m. EDT. To listen to the live webcast of the conference call, go to www.eastman.com, investors, event information, audio archives for the link to the live webcast. To listen via telephone, call 800-289-0579 prior to Oct. 24 to register and ask for reservation #638060. You will be given a special telephone number to call on the day of the teleconference.

Headquartered in Kingsport, Tenn., Eastman manufactures and markets chemicals, fibers and plastics worldwide. The company has approximately 15,800 employees worldwide and had 2002 sales of $5.3 billion. To learn more about Eastman and its products, visit www.eastman.com .

Forward-Looking Statements : The statements in this news release concerning expected third-quarter 2003 sales revenue, sales volumes, selling prices, raw material costs, and asset impairments and restructuring charges, as well as some of the significant reasons for such expected results; 2004 economic conditions and financial performance; timing and size of work force reductions; labor and non-labor cost reductions and 2004 labor and benefits cost increases; and implementation of restructuring, divestiture, and consolidation alternatives for certain businesses and product lines in the CASPI segment, are forward-looking. Such statements are based upon preliminary information, internal estimates, and management assumptions and expectations and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Important factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements, in addition to those identified with such forward-looking statements, are detailed in the company's reports filed with the Securities and Exchange Commission, including the Form 10-Q for the quarter ended June 30, 2003.